SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549



                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported)..........
      Report pursuant to Item 5 made at registrant's option with respect to event announced October 21, 1996



                  STONE & WEBSTER, INCORPORATED
      (Exact name of registrant as specified in its charter)




          Delaware                  1-1228              13-5416910
(State or other jurisdiction    (Commission File      (IRS Employer
   of incorporation)                Number)               Number)



    250 West 34th Street, New York, NY                    10119
   (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code: (212) 290-7500

                                                                              2.
Form 8-K                                           Stone & Webster, Incorporated


     Item 5.   Other Events


     (a) The text of registrant's Press Release dated October 21, 1996 relating to the report of third quarter results and a major restructuring appears below.


                                                           FOR IMMEDIATE RELEASE


Contact: Mr. Jeremiah P. Cronin
                  Stone & Webster
                  212-290-7484



          STONE & WEBSTER REPORTS THIRD QUARTER RESULTS
                AND ANNOUNCES MAJOR RESTRUCTURING


            -- Company To Combine New York And Boston Corporate Offices,
                      Auburn VPS Partnership Assets Transferred and Plans Set to Realize Value Of Real Estate Holdings In New Jersey and Boston


BOSTON, Mass., OCTOBER 21, 1996 - Stone & Webster, Incorporated (NYSE:SW) today reported its results for the third quarter and nine months ended September 30, 1996. Stone & Webster also announced a major operational and financial restructuring that will enable the company to harvest its growing backlog with a more efficient and entrepreneurial organization, a clear strategic focus, and a strong balance sheet.

H. Kerner Smith, President and Chief Executive Officer of Stone & Webster, said:
"Since joining Stone & Webster last February, I have worked closely with our senior management team and Board of Directors on an intensive review of all aspects of the company's business, including its organizational structure, strategic plan, and asset base. We have thoroughly evaluated our operations to identify and provide for exposure items. Our next objective is to complete a comprehensive business strategy and capitalization plan by the end of 1996 -- and we are on track to meet that target."

"The actions announced today reflect our conclusions to date regarding Stone & Webster's real estate holdings and organizational structure. We believe these initiatives will enable the company to realize value from underperforming assets, achieve operational efficiencies through consolidation of office locations, and increase accountability by flattening our organizational structure. The final capitalization plan will be completed by year-end and will encompass a review of all remaining non-core assets."

                                                                              3.
Form 8-K                                           Stone & Webster, Incorporated


The key components of the restructuring are as follows:

          Headquarters Consolidation -- Stone & Webster's corporate headquarters in New York will be consolidated with the Boston headquarters of the company's principal operating subsidiary, Stone & Webster Engineering Corporation. New York office space will be offered for sublease. Certain functions of the company's management consulting and engineering businesses will continue to be based in New York. This consolidation is expected to be completed in the first half of 1997.

          Streamlined   Organization   --  Stone  &  Webster's  line  management
          structure has been flattened and broadened to improve accountability and encourage a more entrepreneurial environment.

          Real Estate Sale -- Stone & Webster intends to offer its 800,000 sq. ft. building at 245 Summer Street in Boston for sale and will either sell or restructure its ownership position in its other real estate holdings in Boston. The company will also more aggressively market its 460,000 sq. ft. building in Cherry Hill, New Jersey. Stone & Webster will continue to operate offices in both locations.

          Auburn VPS  Partnership  -- The  assets of the Auburn VPS  Partnership
          were  transferred  to  the   construction   lenders  in  exchange  for
          cancellation of the partnership's debt.

With respect to the planned sale of real estate, Mr. Smith said, "While we are committed to remaining in the Boston area and continuing to provide full service to clients in the New York, New Jersey and Philadelphia regions, this commitment does not require us to continue to own substantial real estate holdings or to maintain extensive space in a high-cost midtown New York location. Although we are reporting a write-down of real estate assets to fair market value this quarter, our future real estate sales should ultimately achieve a cumulative positive result, since we also plan to sell property which is carried at a book value substantially below what we believe to be its current market value."


Restructuring and Special Charges

As a result of the actions announced today, Stone & Webster's third quarter and nine month results include a restructuring and special charge of $28.5 million, or $2.14 per share. This charge consists of the following components:

          Write-down of real estate assets to be sold and recognition of anticipated sublease losses on underutilized leased facilities. The company reported a charge of $30.5 million before tax ($20.0 million after tax, or $1.49 per share) to write down certain Boston and New Jersey properties to fair market value and to provide for anticipated sublet losses in its New York office.

          Recognizing write-downs on several contracts and other operational issues. This special charge primarily consists of provisions for write-downs on specific contracts booked in previous years and settlement of contract and employment disputes. These provisions total $12.4 million on a pre-tax basis ($7.6 million after tax, or $0.57 per share.)

          Liquidation of Auburn VPS Partnership assets and cancellation of related debt. As previously reported, the Auburn VPS Partnership, which is 94.3% owned by Stone & Webster, has been unable to meet its debt service requirements since the end of the first quarter of 1996, resulting in ongoing discussions with its lenders regarding restructuring its debt. In an agreement reached with the partnership's lenders, the assets of the partnership were transferred to the lenders in return for cancellation of the related construction debt. The net impact of the agreement with its lenders is a loss of $1.0 million or $0.08 per share, which includes an operating loss of $11.5 million ($7.8 million after tax) to write-down the Auburn VPS plant to fair market value and an extraordinary gain of $6.8 million after tax for the extinguishment of the construction debt.

All  restructuring  and  special  charges  were  incurred  in  the  Engineering,
Construction   and  Consulting   segment.   A  summary  of  the  effect  of  the
restructuring and special charges on third quarter results follows.

                                                                              4.
Form 8-K                                           Stone & Webster, Incorporated



                      Stone & Webster, Incorporated
               Summary of Restructuring and Special Charges
                 For the Quarter Ended September 30, 1996
                 (In thousands, except per share amounts)__

                                                                                          Contract
                                                          Auburn VPS     Real Estate     Adjustments
                                                         Partnership     Adjustments     and Other          Total

Operating (Loss)                                        $ (11,538)     $ (30,509)      $ (12,377)      $ (54,424)

Net (Loss) before Extraordinary Item                       (7,776)       (19,974)         (7,553)        (35,303)

Extraordinary Item -
   gain on debt extinguishment                              6,787             -               -            6,787

Net (Loss) including Extraordinary
   Item                                                      (989)       (19,974)         (7,553)        (28,516)

(Loss) per Share before
   Extraordinary Item                                   $   (0.59)     $   (1.49)      $   (0.57)      $   (2.65)

(Loss) per Share including
   Extraordinary Item                                   $   (0.08)     $   (1.49)      $   (0.57)      $   (2.14)


Third Quarter Results

Stone & Webster reported a net loss of $24.9 million including extraordinary items, or $1.86 per share, for the quarter ended September 30, 1996, compared to net income of $5.0 million, or $.35 per share, for the same period in 1995. Excluding the restructuring and special charges, net income was $3.6 million or $0.28 per share, and operating income for the quarter was $5.2 million, compared to operating income of $7.1 million a year ago.

Revenue for the quarter was $282.2 million, an increase of 29 percent over the $219.2 million reported in the third quarter of 1995. Backlog decreased in the quarter by $143 million, or 5 percent, to $2.7 billion, reflecting the cancellation of some projects and the slippage of certain awards to a later date.

Stone & Webster reported a net loss for the first nine months of 1996 of $15.6 million including extraordinary items, or $1.17 per share, compared to net income of $17.6 million, or $1.22 per share, for the same period in 1995. Excluding the restructuring and special charges, net income was $12.9 million or $0.97 per share for the first nine months of 1996, and operating income was $22.8 million, compared to operating income of $26.6 million for the same period in 1995.

Revenue for the nine months was $856.8 million, an increase of 27 percent over the $672.4 million reported in the first nine months of 1995. Backlog has grown from the $1.9 billion reported at year-end 1995 to $2.7 billion.

                                                                              5.
Form 8-K                                           Stone & Webster, Incorporated


Components of earnings per share for the third quarter and the nine months year-to-date are:


                                         Three Months Ended    Nine Months Ended
                                           September 30,           September 30,
                                             1996     1995        1996      1995
                Earnings per Share from:
Operations                               $   0.20  $   0.18   $   1.01  $   0.76
Pension Related Items                        0.21      0.17       0.48      0.46
Auburn VPS Partnership Operations           (0.13)       --      (0.52)       --
Earnings per Share before
    Restructuring and Special Charges        0.28      0.35       0.97      1.22
Restructuring and Special Charges           (2.14)       --      (2.14)       --
                 Earnings per Share      $  (1.86) $   0.35   $  (1.17) $   1.22


Segment Information

Stone & Webster's Engineering, Construction and Consulting segment reported revenue of $276.0 million in the third quarter of 1996, up 31 percent from the $210.7 million for the same period last year. The industrial and process business units continue to provide most of the revenue growth. Operating income for this segment was $8.1 million, before Auburn VPS operating losses of $2.0 million and restructuring and special charges of $54.4 million, compared to $6.9 million in the third quarter of 1995.

For the nine month period, the Engineering, Construction and Consulting segment had revenue of $840.7 million, an increase of 30 percent from the prior year. Operating income for the first nine months was $33.6 million, before Auburn VPS Partnership operating losses of $7.6 million and restructuring and special charges of $54.4 million, compared to $27.9 million for the first nine months of 1995.

New orders for the Engineering, Construction and Consulting segment for the third quarter and first nine months of 1996 were $133 million and $1,580 million, respectively compared to $234 million and $794 million for the same periods of 1995. Net orders were impacted by the cancellation of an $80 million power order originally recorded in 1995. Backlog remained stable for the third quarter at $2.7 billion compared to $2.8 billion at June 30, 1996 and was up substantially from $1.9 billion at December 31, 1995.

Stone & Webster's Cold Storage segment reported operating income of $2.1 million and $4.5 million for the third quarter and first nine months of 1996 compared to $1.8 million and $6.0 million for the prior year. Revenue increased by 17 percent in the third quarter due to the opening of the 3.7 million cubic foot expansion at the Rockmart, Ga. facility.

The Other segment consisted of the Oil and Gas Production Operations and the Real Estate Development businesses, both of which were divested in the fourth quarter of 1995. Interest income for the quarter of $0.5 million was lower than for the prior year by $1.1 million due to lower cash balances available for investment. Interest expense increased by $0.8 million primarily due to construction loan interest of the Auburn VPS Partnership. The extraordinary gain of $6.8 million represents the after tax effect of the extinguishment of the Auburn VPS Partnership debt.

                                                                              6.
Form 8-K                                           Stone & Webster, Incorporated


As of September 30, 1996, Stone & Webster's cash and government securities balance was $37.8 million compared to $123.3 million at December 31, 1995. The major uses of cash since year-end were for increased working capital and the company's ongoing share repurchase program. Total debt of $37.1 million compares to $103.8 million at year-end 1995. The significant decrease in total debt is due to the extinguishment of $48.8 million of Auburn VPS Partnership debt.

Repurchases of 403,300 and 1,011,000 shares were made during the third quarter and nine months respectively, decreasing total shares outstanding on September 30, 1996 to 12,859,000.


Outlook

"We are pleased with the success of our efforts to win new business, increase our profit margins, and strengthen our business performance," Mr. Smith said. "We expect earnings from operations to strengthen in the fourth quarter, enabling us to meet or exceed our previously announced earnings target for the year of $1.75 per share before the restructuring items and the impact of the Auburn VPS Partnership operations."

"We are also pleased that the Auburn VPS Partnership situation has been resolved and that the Partnership will no longer be a drain on Stone & Webster's earnings. As a result of the significant losses sustained by Stone & Webster, the Auburn VPS Partnership, and its lenders, we have implemented new policies to ensure that Stone & Webster does not again participate in development projects outside of our core business in which the company accepts significant market risk."

"We are continuing to implement actions aimed at increasing our future profitability," Mr. Smith continued. "We have raised our operating margin target to 5 percent for new business and set a strategic goal of reaching a return on equity of 15 percent after tax. We have also continued to strengthen our management team, hiring seasoned and respected executives to bolster our design and construction business and our project finance and treasury functions. We are confident that these actions, coupled with our financial and organizational restructuring, will leave Stone & Webster well positioned for profitable growth and enhanced shareholder value."

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. However, the company's actual results for the current and future fiscal periods and other corporate developments will depend upon a number of economic, competitive and other factors including some which will be outside the control of the company and such factors could cause the company's actual results for these periods to differ materially from those expressed in any forward-looking statements made in this release.

                          - - TABLES FOLLOW - -

                                                                              7.
Form 8-K                                           Stone & Webster, Incorporated



                                             STONE & WEBSTER, INCORPORATED
                                   CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                                        (In thousands, except per share amounts)

                                                               Three Months Ended                   Nine Months Ended
                                                                  September 30,                       September 30,
                                                        ----------------------------------   ---------------------------------
                                                             1996              1995               1996              1995

Revenue
   Engineering, construction and
      consulting services                                $275,999          $210,736           $840,748          $647,387
   Cold storage and related activities                      6,211             5,331             16,004            15,989
   Other                                                     -               3,093                -                9,000
          Total revenue                                   282,210           219,160            856,752           672,376

Operating income (loss)
   Engineering, construction and
      consulting services (a,b)                           (48,386)            6,886            (28,432)           27,928
   Cold storage and related activities                      2,092             1,825              4,544             6,002
   Other                                                      (35)              520               (163)              744
                                                          (46,329)            9,231            (24,051)           34,674
   General corporate expenses                              (2,939)           (2,119)            (7,534)           (8,091)
      Operating income (loss) (a,b,c)                     (49,268)            7,112            (31,585)           26,583

Other income (deductions)
   Interest income                                            549             1,674              2,544             5,094
   Interest expense                                        (1,745)             (958)            (6,160)           (3,073)
      Other income (deductions)                            (1,196)              716             (3,616)            2,021

Income (loss) before provision
   for income taxes (a,b,c)                               (50,464)            7,828            (35,201)           28,604

Income tax provision (benefit)                            (18,784)            2,844            (12,793)           10,970

Income (loss) before extraordinary item                   (31,680)            4,984            (22,408)           17,634

Extraordinary item, net of taxes of
   $3,496 (b)                                               6,787                 -             6,787                -

Net income (loss) (a,b,c)                                $(24,893)         $  4,984           $(15,621)         $ 17,634

Earnings per share (a,b,c)                                 $(1.86)             $.35             $(1.17)            $1.22

Average number of shares outstanding                       13,137            14,326             13,364            14,439


     (a)  Includes  restructuring  and special charges  totaling $54,424 for the quarter and nine months ended September  30,  1996, relating to the write-down of certain real estate assets, transfer of assets of the Auburn VPS Partnership (see note (b)), contract related and other items.

     (b)  The transfer of the Auburn VPS Partnership  assets  to the construction lenders  resulted in a charge to operating  income of $11,538  ($7,776 net of tax, or $0.59 per share)  for a  write-down  of  the fixed  assets to fair market value and an extraordinary  gain of $10,283 ($6,787 net of tax, or $0.51 per share) for  extinguishment  of the related  debt.  The net effect of the transfer of the Partnership assets was a loss of $989 net of tax, or $0.08 per share.

     (c)  Includes  pension  related  items,  which reduced  operating  costs by $4,462  and  $10,406  for the three  and nine month periods of 1996 compared  to $3,778  and  $10,886  for the  prior  year.  These  items  increased net income by $2,729, or
          $.21 per share, and $6,364, or $.48 per share, for the three and nine month periods and by $2,311, or $.17 per share, and
          $6,658, or $.46 per share for the prior year.  Pension related items include a net pension credit for the company's domestic subsidiaries and a net pension cost for its foreign subsidiaries.

                                                                              8.
Form 8-K                                           Stone & Webster, Incorporated


                                             STONE & WEBSTER, INCORPORATED
                                        CONSOLIDATED BALANCE SHEETS (Unaudited)
                                                           (In thousands) X

                                                                        September 30,             December 31,
                                                                   1996               1995               1995
Assets
Current Assets:
   Cash and U.S. Government securities                       $ 37,767             $ 95,601         $123,316
   Accounts receivable                                        163,625              134,898          165,836
   Costs and revenue recognized in
      excess of billings                                      115,839               78,238           64,494
   Deferred income taxes                                        7,163                7,545            7,202
   Other                                                        1,739                4,079            3,153
       Total Current Assets                                   326,133              320,361          364,001

Fixed assets                                                  144,232              253,347          212,596
Land held for resale                                              -                 25,673              -
Prepaid pension cost                                          125,182              112,475          114,194
Other assets                                                   24,232               25,869           25,981
       Total Assets                                          $619,779             $737,725         $716,772

Liabilities and Shareholders' Equity
Current Liabilities:
   Bank loans                                                $ 10,000             $    -           $  8,200
   Current portion of long-term debt                            2,437               15,898           20,944
   Accounts payable                                            73,706               35,855           56,901
   Dividend payable                                             1,929                2,134            2,078
   Billings in excess of costs and
      revenues recognized                                      65,140               60,370           66,976
   Accrued liabilities                                         61,629               55,574           43,308
   Accrued taxes                                                6,182               11,327            7,955
       Total Current Liabilities                              221,023              181,158          206,362

Long-term debt                                                 24,681              101,813           74,677
Deferred income taxes                                          40,226               53,527           51,262
Other liabilities                                              22,585               22,573           22,800
Common shareholders' equity                                   311,264              378,654          361,671
                        Liabilities and Shareholders' Equity $619,779             $737,725         $716,772

                                                                              9.
Form 8-K                                           Stone & Webster, Incorporated


     (b) The text of registrant's Press Release dated October 17, 1996 relating to organizational changes appears below.

                                                           FOR IMMEDIATE RELEASE


Contact: Mr. Jeremiah P. Cronin
                  Stone & Webster
                  212-290-7484



                  STONE & WEBSTER ORGANIZATIONAL CHANGES



BOSTON,  MA,  October  17,  1996 -- Stone &  Webster,  Incorporated  (NYSE:  SW)
announced  today  several   organizational  changes  to  improve  the  company's
effectiveness in the worldwide engineering and construction industry.

Stone & Webster has combined certain corporate functions of the holding company with those of its principal subsidiary, Stone & Webster Engineering Corporation.
H. Kerner Smith will continue to be President and Chief Executive Officer of the company's worldwide operations. Jeremiah P. Cronin, Stone & Webster's CFO, will take on the additional duties of Chief Administrative Officer and all corporate financial functions.

Stone & Webster has created two new global business groups and appointed two senior Stone & Webster executives to lead them. Edward J. Walsh has been appointed Group President, Power & Government and Regional Executive, Americas and India. Robert C. Wiesel has been appointed Group President, Process & Industrial and Regional Executive, Asia, Europe, and Middle East.

Mr. Walsh's responsibilities will now include the Power and Government Global Business Units, Stone & Webster Canada Ltd., the company's Procurement and Quality Assurance functions, and regional marketing activities throughout North and South America and India. In addition to his responsibilities for certain engineering units in North America, Mr. Walsh will have responsibility for the development of Stone & Webster's continued global expansion in India.

Mr. Wiesel's responsibilities include Stone & Webster's Process and Industrial Global Business Units, Stone & Webster Engineering, Ltd. (UK), the company's System Development function, and regional marketing activities throughout Asia, Europe, and the Middle East. Mr. Wiesel will have responsibility for certain engineering centers in Europe and North America and development of Stone & Webster's continued global expansion in the Pacific Rim and China.

Edward P. Rosol was appointed to the position of Executive Vice President, Worldwide Construction and will lead Stone & Webster's construction activities. Mr. Rosol joins the company from Raytheon Engineers & Constructors where he was most recently Vice President of Construction.

Gerard A Halpin was appointed Corporate Treasurer. Mr. Halpin joins Stone & Webster from the General Electric Company, where he specialized in project and trade financing.

Stone & Webster is a global leader in engineering, construction and consulting for the power, process, government and industrial markets.

                                 * * * *

                                                                             10.
Form 8-K                                           Stone & Webster, Incorporated

                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   STONE & WEBSTER, INCORPORATED




                                   BY: JEREMIAH P. CRONIN
                                       Jeremiah P. Cronin
                                       Executive Vice President


Date:  October 25, 1996